EXHIBIT 99.1

Iscalimab (CFZ533) Update

EMERYVILLE, Calif., Dec. 05, 2019 (GLOBE NEWSWIRE) -- As part of its R&D Day on December 5, 2019, Novartis highlighted the progress that has been made on iscalimab (CFZ533), a product candidate, for which XOMA (NASDAQ: XOMA) has the potential to earn royalties that are tiered from a mid-single to a low teens percentage rate based on sales levels, if this investigational compound is approved and commercialized.  Novartis dedicated eight (8) slides to the iscalimab update.  Please find the Novartis R&D Day Presentation on the Novartis website (slide numbers 1, 2, 64-71).  Additionally, the relevant slides can be found on our website at www.xoma.com.  Iscalimab, which originated from XOMA’s research collaboration with Chiron (acquired by Novartis), is a fully human monoclonal antibody blocking the CD40 – CD154 signaling pathway.

Please note:  Iscalimab (CFZ533) is an investigational compound.  There is no guarantee that iscalimab will become commercially available.

About XOMA Corporation
XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies.  The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas.  Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics.  The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding.  For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes
Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time and creating additional value for the stockholders.  These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them.  Other potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings.  Consider such risks carefully when considering XOMA's prospects.  Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date.  XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development.  Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

Investor contact:
Juliane Snowden
Oratorium Group, LLC
+1 646-438-9754
jsnowden@oratoriumgroup.com

Media contact:
Kathy Vincent
KV Consulting & Management
+1 310-403-8951
kathy@kathyvincent.com